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Exhibit 99.1

FOR IMMEDIATE RELEASE



 UWINK ANNOUNCES DEREGISTRATION OF COMMON STOCK AND SETTING OF SPIN-OFF RECORD
                                      DATE

LOS ANGELES -- February 2, 2009 -- uWink, Inc. (OTCBB: UWKI) announced today that it has proceeded with its previously announced plans and has filed a Form 15 with the Securities and Exchange Commission ("SEC") on February 2, 2009 voluntarily deregistering its common stock and ending its reporting obligations under the Securities Exchange Act of 1934.

The Company's obligation to file periodic reports with the SEC was immediately suspended upon the filing of the Form 15 on February 2, 2009. The registration of the Company's common stock under the Securities Act of 1934 is expected to terminate 90 days after the filing of the Form 15, if the Form 15 is not withdrawn and the SEC does not deny the Company's application to deregister.

After deregistration, the common stock will no longer be quoted on the Over-the-Counter Bulletin Board. While there can be no assurances, the Company's common stock may be quoted on the Pink Sheets if there are market makers for the stock. The Pink Sheets is an electronic quotation service for over-the-counter securities and collects and publishes market maker quotes primarily through its Web site, www.pinksheets.com.

uWink also announced today that it has set February 13, 2009 as the record date for the previously announced spin-off of its technology licensing business as a separate non-reporting company, which will be accomplished through a pro rata stock dividend to stockholders. As previously announced, the Company intends to effect the spin-off such that stockholders will receive restricted shares of the spin-off company so that no trading market will develop for the common stock of the spin-off company.

Each uWink stockholder of record as of 5:00 p.m. Eastern Time on February 13, 2009 will receive on the distribution date one share of common stock of the spin-off company for every share of uWink common stock held. uWink is currently taking the steps necessary to complete the spin-off and expects to be able to effect the stock dividend on or about February 20, 2009, although this date is subject to change.

ABOUT UWINK'S TECHNOLOGY

The uWink technology features an easy-to-use, fun "Web 2.0"-like user interface that looks and feels a lot like browsing the Web and allows the guest greater control of the hospitality environment. Running on tabletop touch screens, the uWink software lets guests self-order and pay for food and drinks, play single and multi-player digital games, see movie trailers, take surveys and quizzes, view and interact with digital promotions and advertising and more - all in 11 different languages. Running uWink technology allows the hospitality venue to increase customer satisfaction and retention as well as improve operating margins and labor efficiency.

ABOUT UWINK

uWink develops interactive digital media entertainment and hospitality software for use in a broad range of hospitality venues and operates an interactive restaurant concept. uWink is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information: www.uwink.com.

Contact:

uWink
Nancy Nino, 818-909-6030 x 102
nancyn@uwink.com